Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, NY 10019-6099

June 6, 2025

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Xerox Holdings Corporation, a New York corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of 6,682,000 shares of the Company’s common stock, par value $1.00 per share (“Shares”) which may be issued under the Company’s 2024 Equity and Performance Incentive Plan (as may be amended or restated from time to time, the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and

(ii)	all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Securities Act, such Shares have been duly authorized and the Shares to be issued by the Company under the Incentive Plans, when duly issued and delivered pursuant to the terms of the Incentive Plans, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the New York Business Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP